Exhibit 99.1

Digitas Contacts: Investors Maggie Flynn (617) 369 8577 mflvnn@digitas.com	News Media John Stevens (617) 867 1451 jstevens@digitas.com	Wendi Smith (617) 867 1076 wsmith@digitas.com

DIGITAS INC. AND MODEM MEDIA, INC. COMPLETE MERGER

BOSTON–October 15, 2004–Digitas Inc. (Nasdaq: DTAS) today completed its acquisition of Modem Media, Inc. (Nasdaq: MMPT). Commencing with the open of Monday’s market, the combined company’s shares will be listed on the Nasdaq National Market under the symbol “DTAS”.

The merger combines two of the world’s largest digital and direct marketing services providers. Modem Media, which retains its name, will operate as a wholly-owned subsidiary of Digitas Inc., as will the agency Digitas LLC.

Collectively, the agencies received multiple recognitions for excellence this year, including an Independent Interactive Agency of the Year nod from Adweek; four prestigious Cannes Lions Awards in both cyber and direct categories; 10 ADDY® awards; three Caples International awards; three DoubleClick Insight awards; and, three One Show Interactive awards.

“We are two marketing leaders who share a common mission to help blue-chip global marketers develop, retain and advance their relationships with consumers,” said David Kenny, Chairman and Chief Executive Officer, Digitas Inc. “We are committed to helping them build and manage the marketing engines that drive those relationships across the range of digital and direct media. In addition, I am thrilled today to welcome more than 200 Modem Media employees to the Digitas family. We expect that their talent and their commitment to clients will deepen our level of industry excellence.”

Digitas Inc. Operating Structure

Modem Media and Digitas LLC will operate as separate agencies under Digitas Inc.’s common ownership. The global support services group of Digitas Inc. will provide centralized services–including finance, information technology, human resources, facilities, and legal–for both agencies.

Digitas Inc. leadership includes:

•	David Kenny, Chairman and Chief Executive Officer

•	Ernest Cloutier, Secretary and General Counsel

•	Jeff Coté, Chief Administrative and Financial Officer

•	Anne Drapeau, Chief People Officer

•	Brian Roberts, Chief Accounting Officer

Modem Media Agency Structure

The three-office Modem Media agency franchise–London, Norwalk and San Francisco–is led by Martin Reidy who previously ran the Digitas San Francisco office. The Modem Media agency now includes principal staff and relationships of the Digitas offices in London and San Francisco. As of the closing of the merger, the existing Digitas offices in London and San Francisco now operate as part of the Modem Media agency.

Modem Media leadership includes:

•	Martin Reidy, President

•	Laura Agostini, Senior Vice President, Talent Management

•	Norm Johnston, Managing Director, London

•	David Lynch, Managing Director, Norwalk

•	Rich McCarthy, Vice President, Business Management

•	Michael Smith, Executive Vice President, Strategy

•	Scott Sorokin, Managing Director, San Francisco

Digitas Agency Structure

The three-office Digitas agency franchise–Boston, Chicago, and New York–continues under its existing leadership structure led by Laura Lang. The agency’s offices in London and San Francisco now operate under the Modem Media agency.

Digitas agency leadership includes:

•	Laura Lang, President

•	Mark Beeching, Global Executive Creative Director

•	Torrence Boone, Managing Director, Digitas Chicago

•	Rob Cosinuke, President, Digitas Boston

•	Jim Rossman, Chief Operating Officer

•	Rob Willms, Global Head, Client Services & Strategy and Enablement

•	Joanne Zaiac, President, Digitas New York

ABOUT DIGITAS INC.

Digitas Inc. (Nasdaq: DTAS) is among the world’s largest marketing services organizations and is the parent company of two of the industry’s most successful digital and direct marketing companies: Modem Media and Digitas LLC. Digitas Inc. companies offer strategic and marketing services that drive measurable acquisition, cross-sell, loyalty, affinity and customer care engines across digital and direct media for world-leading marketers. The Digitas Inc. family has long-term relationships with such clients as American Express, AOL, AT&T, Delta Air Lines, General Motors, IBM, Kraft Foods, Michelin and Unilever. Founded in 1980, Digitas Inc. and its two agencies: Modem Media, with offices in London, Norwalk, and San Francisco; and, Digitas with offices in Boston, Chicago, and New York, employ more than 1,500 professionals.

ABOUT MODEM MEDIA

Modem Media is an interactive marketing strategy and services firm that works with world-class companies to leverage and maximize their marketing channels to realize greater value and loyalty from their customers. Modem Media offers a range of services including interactive and integrated marketing strategies; creative design and execution; media research, planning and buying; search marketing and optimization; and digital and direct marketing. Founded in 1987, Modem Media is recognized for its success in helping customers increase sales and reduce costs across their communications, selling and service activities. The company builds value for global businesses including Allianz, AOL, Delta Air Lines, Heineken USA, Home Depot, IBM, Kraft, Michelin, Philips Electronics, PricewaterhouseCoopers and Sprint. Modem Media, with offices in London, Norwalk, Connecticut and San Francisco, and sibling Digitas are agencies of Digitas Inc. (Nasdaq: DTAS), one of the world’s leading digital and direct marketing services organizations.

ABOUT DIGITAS

Digitas–the Adweek IQ Independent Agency of the Year for 2003–is one the country’s leading digital and direct marketing agencies. Digitas offers marketing services and strategy to design, build and run the marketing engines that drive customer acquisition, cross-sell, loyalty, affinity and care operations across digital and traditional media for world-leading marketers such as American Express, AOL, AT&T and General Motors. Known for its blend of strategy, creative, execution and measurement, Digitas has been recognized more than three dozen times over the last year, including most recently at Cannes with four coveted Cannes Lions Awards in both cyber and direct categories. Founded in 1980, Digitas professionals work across offices in Boston, Chicago and New York. Digitas and sibling Modem Media are agencies of Digitas Inc. (Nasdaq: DTAS).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You should exercise caution in interpreting and relying on forward-looking statements because they involve and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, Digitas’ ability to integrate Modem Media’s business and to operate a two-agency structure on a going-forward basis. The company expressly disclaims any current intention or obligation to update this forecast or any other forward-looking statement contained in this press release.

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